Exhibit 99.1

   BLUE COAT ANNOUNCES PRELIMINARY RESULTS FOR THIRD QUARTER FISCAL YEAR 2006

    SUNNYVALE, Calif., Feb. 6 /PRNewswire-FirstCall/ -- Blue Coat(R) Systems, Inc. (Nasdaq: BCSI), the leader in secure content and application delivery, today announced preliminary results for its third fiscal quarter of 2006 ended January 31, 2006.

    Based on preliminary financial data, the company expects total revenue for the third fiscal quarter ended January 31, 2006 to be between $34.5 million and $35.1 million and GAAP net income to be between $2.1 and $2.7 million, or between $0.14 and $0.18 per diluted share. GAAP earnings per diluted share include the amortization of intangible assets in the third quarter of fiscal 2006. Non-GAAP net income, which excludes the amortization of intangible assets, is expected to be between $2.2 and $2.8 million, or between $0.15 and $0.19 per diluted share. On November 15, 2005, the company provided guidance for its third fiscal quarter of 4% - 7% sequential growth on revenue of $36.7 million for the second fiscal quarter ended October 31, 2005, GAAP net income of between $4.4 and $5.1 million, or between $0.30 and $0.34 per diluted share, and non-GAAP net income of between $4.7 and $5.4 million, or between $0.32 and $0.36 per diluted share. The non-GAAP financial measures presented above exclude the amortization of intangible assets. Third quarter results are preliminary and thus are subject to the company's management and independent registered public accounting firm completing their quarterly review procedures.

    About Non-GAAP Financial Measures
    Blue Coat uses the non-GAAP financial measures of income discussed above for internal evaluation and to report the results of its business. These non-GAAP financial measures include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP net income per share data. These measures are not in accordance with, or an alternative to, GAAP. The measures are intended to supplement GAAP financial information, and may be different from non-GAAP financial measures used by other companies. Blue Coat believes that these measures provide useful information to its management, board of directors and investors regarding its activities and business trends related to its financial condition and results of operations. Blue Coat believes that it is useful to provide investors with information to understand how specific line items in the statement of operations are affected by certain items, such as the amortization of intangible assets. Blue Coat's management and board of directors also use these non-GAAP measures in reviewing its financial results of operations and as a factor in forecasting future periods. The Company believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. However, investors should be aware that non-GAAP measures have inherent limitations and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP.

    Third Quarter Fiscal Year 2006 Conference Call & Webcast
    The company will host a conference call on Tuesday, February 14, 2006 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the final results of its third fiscal quarter ended January 31, 2006. Participants should call 612-332-0530 with the passcode: 817705. A replay of the call will be available starting February 14, 2006 at 5:00 p.m. Pacific Time (8:00 p.m. Eastern Time), and can be accessed by calling 320-365-3844 with the passcode:
817705. An audio Webcast of the call will also be available at http://www.bluecoat.com/aboutus/investor_relations .

    About Blue Coat Systems
    Blue Coat helps organizations make the Web safe and productive for business. Blue Coat proxy appliances provide visibility and control of Web communications to protect against risks from spyware, Web viruses, inappropriate Web surfing, instant messaging (IM), video streaming and peer-to-peer (P2P) file sharing -- while actually improving Web performance. Trusted by many of the world's largest organizations, Blue Coat has shipped more than 25,000 proxy appliances. Blue Coat is headquartered in Sunnyvale, California, and can be reached at 408-220-2200 or www.bluecoat.com.

    FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems' expectations, beliefs, intentions or strategies regarding the future, and including statements regarding Blue Coat Systems' final results for the third fiscal quarter of 2006, which will be announced February 14, 2006. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. These forward-looking statements may differ materially from actual future events or results due to several risks and uncertainties, including limitations in our ability to forecast quarterly operating results; volatility in our operating results; variations in sales through our channel partners; variations in the timing of sales; variations in net revenue and earnings from period to period; the ability to generate significant sales in international markets; manufacturing and sourcing risks; variations in customer demand for our product mix and services; our reliance on third party partners; product defects; changes in the competitive environment; rapid technological and market changes; protection of proprietary technology; our ability to integrate and operate acquired businesses and technologies successfully; additional costs and resources necessary to address SEC investigations, litigation, or product liability claims; currency fluctuations and other international factors; and macroeconomic conditions. These and other risks relating to Blue Coat Systems' business are set forth in Blue Coat Systems' most recently filed Form 10-K for the fiscal year ended April 30, 2005 and 10-Q for the fiscal quarter ended October 31, 2005, and other reports filed from time to time with the Securities and Exchange Commission.

    NOTE: All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

SOURCE  Blue Coat Systems, Inc.
    -0-                             02/06/2006
    /CONTACT: investors, Carla Chun, +1-408-220-2318, or carla.chun@bluecoat.com, or media, Steve Schick, +1-408-220-2076, or steve.schick@bluecoat.com, both of Blue Coat Systems/
    /Web site:  http://www.bluecoat.com/
    (BCSI)